AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into effective as of June 25, 2007 (the “Effective Date”) and between STANDARD MOTOR PRODUCTS, INC., a New York corporation (“Seller”) and THE LEATHER FACTORY, L.P., a Texas limited partnership (“Purchaser”).

WITNESSETH:

ARTICLE I

GENERAL

1.1           Agreement to Sell and Purchase. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, for the Purchase Price (hereinafter defined) and upon and subject to the terms and conditions hereinafter set forth, all of the following described property (hereinafter referred to collectively as the “Property”):

(a)
That certain tract or parcel of land owned by Seller lying and being situated in the City of Fort Worth, County of Tarrant, State of Texas, and being more particularly described as Exhibit A attached hereto, subject to the provisions of Section 1.4 herein (the “Land”);

(b)	All buildings, improvements and fixtures situated on the Land (collectively, the “Improvements”);

(c)	All of the rights and appurtenances pertaining to the Land and the Improvements, including all right, title and interest of Seller in and to adjacent streets, alleys, easements and rights-of-way;

(d)
All other rights, privileges and appurtenances owned by Seller and in anyway related to the property described above, and such other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned or conveyed by Seller to Purchaser; and

(e)	All transferable licenses, permits, and certificates of occupancy, if any, that relate to the Land or Improvements.

(f)
The following personal property (“Personal Property”): electrical, plumbing, HVAC, air compressors, phone equipment system and one-half (1/2) of the cubical furniture, all racks, bins and shelving not presently subject to a lease agreement, as more particularly described on Exhibit D as “Modular Furniture to Convey with Property.

1.2           Purchase Price. The purchase price (the “Purchase Price”) to be paid for the Property shall be Four Million Five Hundred Thousand AND NO/100 DOLLARS ($4,500,000.00), payable in cash or immediately available wire transferred funds at the Closing (hereinafter defined).

1.3           Earnest Money. Within two (2) days following the Effective Date, and as conditions to Seller’s obligations hereunder, Purchaser shall deposit with Rattikin Title Company, 201 Main Street, Suite 800, Fort Worth, Texas 76102-4880, Attention: Mac Miles (the “Title Agent”), as agent for                                                                                                      (the “Title Company”), the sum of One Hundred Thousand and NO/100 Dollars ($100,000.00) to be invested by the Title Agent in a segregated, interest-bearing account with a financial institution approved by Seller and Purchaser whose accounts are insured by the Federal Deposit Insurance Corporation, and to be held and disbursed by the Title Agent strictly in accordance with the terms and provisions of this Agreement. The amount of such deposit is hereinafter referred to as “Earnest Money.” At the Closing (hereinafter defined), the Earnest Money shall be applied to the payment of the Purchase Price. All accrued interest on the Earnest Money shall become part of the Earnest Money and shall be distributed as part of Earnest Money in accordance with the terms of this Agreement.

1.4           Mineral Reservation. Seller agrees to sell and convey to the Purchaser fifty-one percent (51%) of the oil, gas, and other minerals in and under and that may be produced from the Land and all of the executive rights applicable to the Land together with the right of ingress and egress for the purpose of exploring, drilling, mining for, and producing oil, gas, and other minerals, which will entitle Purchaser to fifty-one percent (51%) of all royalties under any existing and/or future leases. Seller will reserve unto itself, its heirs, successors and assigns, forty-nine percent (49%) of the oil, gas, and other minerals in and under and that may be produced from the Land subject to this Agreement, together with the right to receive a like part of all royalties, bonuses, and rentals payable under any lease in the proportion that the reserved interest bears to one hundred percent (100%) of the fee mineral interest under the Land. Seller is expressly authorized to enter into any mineral lease pending Closing, and the conveyance to Purchaser under this Agreement will be subject to any mineral lease existing at Closing. In the event that a mineral lease is executed after the Effective Date, but prior to the Closing Date, Seller shall pay Purchaser at Closing fifty-one percent (51%) of all royalties, bonuses and rentals received by Seller after the Effective Date, but prior to Closing Date, on any such executed mineral lease. Purchaser agrees to ratify any mineral lease existing as of the Closing Date. Anything to the contrary herein notwithstanding, Purchaser has the right to approve any mineral lease prior to its execution. Such approval shall not be unreasonably withheld. If Purchaser fails to approve or reject any mineral lease within ten (10) business day after the same has been submitted to Purchaser by Seller, such mineral lease shall be deemed approved.

In the event that a mineral lease is executed after the Effective Date, but prior to the Closing Date, Seller shall pay Purchaser at Closing, in addition to the above, fifty-one percent (51%) of all payments received for surface damages and one-hundred percent (100%) of all payments received for easements for roads and transmission lines.

1.5           Excluded Assets. Seller shall retain and remove all office furniture in all private offices and conference rooms, one-half (1/2) of all cubical furniture, and all personal items of employees and officers of the company. Seller must obtain Purchaser’s written approval prior to removing any items from the Property.

ARTICLE II

TITLE COMMITMENT AND SURVEY;
REVIEW AND INSPECTION BY PURCHASER

2.1           Title Commitment. Seller, at Seller’s expense, will provide Purchaser an updated title commitment within fifteen (15) days of the effective date of this contract (the “Title Commitment”), issued by Title Company describing the Land (which legal description, as determined by the Survey referenced in Section 2.3 herein below, shall be incorporated into this Agreement and used in all closing documents), specifying Purchaser or its assignee as the prospective named insured, showing the Purchase Price as the prospective policy amount, showing the status of title of the Land and all exceptions (including, but not limited to, easements, declarations, restrictions, rights-of-way, covenants, reservations, encumbrances, liens and other conditions, if any, affecting the Land) which would appear in an Owner Policy of Title Insurance, when issued, together with true, correct and legible copies of all items and documents referred to therein including copies of tax certificates covering all taxes affecting the Property. With regard to the standard printed exceptions and other exceptions commonly included in title commitments, the exception for areas and boundaries shall (at Seller’s expense) be endorsed to provide that the exception shall be amended at Closing to except only to “Shortages in Area” upon receipt from Seller of a survey acceptable to the Title Company and the applicable premium therefor paid by Purchaser; no exceptions shall be permissible for parties in possession, except pursuant to recorded leases; the exception for restrictive covenants shall be deleted or endorsed “None of Record except... (with an express description by applicable recording data of those restrictive covenants and declarations of covenants affecting the Land)”; the exception for taxes shall be limited to standby fees and taxes owing for the year in which the Closing occurs and subsequent years and subsequent assessments for prior years due to changes in land use of the Property; there shall be no exception for any lien for service, labor or materials heretofore or hereafter provided, imposed by law and not shown by the public records; and there shall be no general exception for visible and apparent easements or roads and highways or similar items (with any such specific exception to be specifically referenced to, and shown on, the Survey described in Section 2.3 and also identified by any applicable recording data).

2.2           [Intentionally deleted]

2.3           Survey. Purchaser here by acknowledges that it is in receipt of a current “as-built” survey of the Land and Improvements (“Survey”), prepared by a duly licensed land surveyor or engineer reasonably acceptable to the Title Company and Seller. The Survey shall be currently dated, shall show the location on the Land of all improvements, buildings and set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, ponds, streams, rivers, creeks, watercourses, easements, roads, rights-of-way and encroachments, and shall contain a legal description of the boundaries of the Land by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land in both acres and square feet (to the nearest one-thousandth of said respective measurement). At the Closing, the metes and bounds description of the Land reflected in the Survey will be used in the Deed (hereinafter defined) and any other documents requiring a legal description of the Land. The surveyor shall certify to Seller, to the Purchaser and/or its assigns, to Purchaser’s lender, and to the Title Company, in form acceptable to the Purchaser, that the Survey is correct and was made on the ground; that there are no visible discrepancies, conflicts, encroachments, protrusions, overlapping of improvements, violations of building or set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains or flood prone areas, canals, ditches, ponds, streams, rivers, creeks, watercourses, easements, roads or rights-of-way (except as are clearly shown and described on the survey plat); and that the computation of the area of the land shown is correct. Any and all recorded matters shown on the Survey shall be legibly identified by appropriate volume and page recording references with dates of recording noted and the Survey shall show the location of all adjoining streets.

2.4           Review Period and Cure Period. Purchaser shall have until the earlier to occur of (i) 5 days following the receipt of the Title Commitment or (ii) the expiration of the Inspection Period (hereinafter defined), to review the Title Commitment, and Survey (“Review Period”). In the event any exceptions to title appear in the Title Commitment, or any Uniform Commercial Code filings exist, or any matters appear in the Survey, that are unacceptable to Purchaser, Purchaser shall, within said Review Period, notify Seller in writing of such fact. Upon the expiration of said Review Period, Purchaser shall be deemed to have accepted all exceptions to title referenced in the Title Commitment and all matters shown on the Survey except for matters which are the subject of a notification permitted under the following sentence, and such accepted exceptions shall be included in the term “Permitted Exceptions” as used herein. In the event that Purchaser does object to any title exceptions or matters shown in the Title Commitment and/or the Survey within the Review Period, Seller shall have ten (10) days from receipt of notice of such objections ( “Cure Period”) within which to eliminate or modify any such unacceptable exceptions or items to the reasonable satisfaction of Purchaser. Seller may, but shall have no obligation, to eliminate any such unacceptable exceptions or items in order to so eliminate or modify such unacceptable items. In the event that Seller is unable or unwilling to eliminate or modify such unacceptable items to the reasonable satisfaction of Purchaser on or before the expiration of said Cure Period, Seller shall notify Purchaser in writing of such fact within said Cure Period. In the event Seller notifies Purchase that it is unwilling or unable to cure such unacceptable exceptions or Seller fails to notify Purchaser whether or not it will cure such items, Purchaser shall, on or before ten (10) days after the expiration of the Cure Period, either (a) waive such objections and accept title to the Property subject to such unacceptable items (which items shall then be deemed to constitute part of the “Permitted Exceptions”) or (b) terminate this Agreement by written notice to Seller and receive an immediate refund of the Earnest Money, plus all accrued interest thereon, whereupon this Agreement shall automatically be rendered null and void and of no further force and effect. The failure of Purchaser to so notify Seller of its decision on or before the ten (10) days after the expiration of the Cure Period shall be deemed to constitute Purchaser’s election to accept title to the Property subject to the unacceptable items.

2.5           Inspection by Purchaser. Purchaser shall have the right, at Purchaser’s expense, through July 12, 2007 (the “Inspection Period”) to inspect the Property and all documents in Seller’s possession relating to the Property and operations thereof, including without limitation books, records, service contracts, real estate tax statements covering the Property for the current year, all environmental reports covering the Property, if any, and other documents maintained by or for the Seller, and to conduct such due diligence review, inspections (including environmental inspection), tests and studies (including economic feasibility studies) (“Other Related Documents”) as Purchaser may deem necessary or appropriate in order to determine if the Property is in satisfactory condition and is suitable for Purchaser’s purpose.

Purchaser hereby acknowledges that Seller delivered and that Purchaser is in receipt of all documents that were in Seller’s possession relating to the Property and operations thereof, and Other Related Documents.

Purchaser shall provide Seller with a copy of any and all reports, inspections, tests and studies, or any other documents created in connection with a due diligence review pursuant to this provision, including without limitation Phase I and Phase II Environmental Report.

At least twenty-four (24) hours prior to any entry of the Property to conduct any supervised physical testing or inspection, Purchaser shall: (i) deliver to Seller telephonic, e-mail, or written notice of its intention to the enter the Property, and Seller shall have the right to have one or more of its agents and/or representatives accompany the Purchaser and (ii) provide Seller sufficient evidence to show that Purchaser and its agents and representatives who entered the Property are adequately covered by policies of insurance, issued by a carrier reasonably acceptable to Seller, insuring Purchaser and Seller against any and all liability arising out of Purchaser’s or Purchaser’s agents’ or representatives’ entry upon and investigation respecting the Property.

Purchaser shall indemnify, and hold harmless Seller for all reasonable costs and expenses required to repair or restore any property damaged by Purchaser or its agents in conducting such tests. The indemnification of Seller by Purchaser in the preceding sentence shall survive the termination of this Agreement or the Closing.

During the Inspection Period, Purchaser may, at Purchaser’s election and at its sole expense, perform any or all of the following, and Seller shall have absolutely no responsibility, obligation for payment of or reimbursement for, or liability in connection with such items:

(a)           Obtain a written commitment from the appropriate Governmental Authority that following the Closing, the Property will be appropriately zoned for Purchaser’s intended use thereof.

(b)           Obtain from the appropriate Governmental Authorities all permits, approvals and consents (or written commitments that such will be forthcoming) required by such Governmental Authorities, or alternatively satisfy itself that all such required permits, approvals and consents are readily obtainable, including without limitation any and all access and building permits, environmental and ecological approvals, subdivision plat approvals, site plan approvals, utility hook-up permits, and lot split approvals.

(c)           Conduct a Phase I environmental assessment of the Property, and conduct such additional environmental studies or assessments as Purchaser may deem appropriate. In that connection, Purchaser will rely solely on such assessments and reports which Purchaser shall conduct, and no representations, warranties, reports or environmental assessments provided by Seller will be relied upon by Purchaser in respect to the Property condition or Purchaser’s decision to purchase same.

In the event that Purchaser shall fail to close on the purchase of the Property, Purchaser will restore the Land and the Property to its condition immediately prior to Purchaser’s conducting of such inspections and tests.

2.6           Termination During Inspection Period. If the Purchaser determines, in Purchaser’s sole discretion, that the Property is not suitable for any reason for Purchaser’s intended use or is not in satisfactory condition, then Purchaser may terminate this Agreement by providing written notice of termination within the Inspection Period. The Earnest Money shall be refunded to the Purchaser less the sum of $100.00 to be retained by Seller as independent consideration for Purchaser’s right to terminate under this provision. If the Purchaser does not terminate this Agreement within the Inspection Period, any objections with respect to the condition of the Property, inspection, studies, and assessments under Section 2.2 shall be deemed waived by the Purchaser.

ARTICLE III

REPRESENTATIONS, WARRANTIES, COVENANTS,
AND AGREEMENTS

3.1           Representations and Warranties of Purchaser.

To induce Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, except where specific reference is made to another date or dates, in which case the other date or dates will apply, that:

(a)           Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

(b)           Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas.

(c)           Neither the execution nor delivery of this Agreement by Purchaser will result in a violation or breach of any term or provision or constitute a default under any agreement to which Purchaser is a party.

3.2           Representations and Warranties of Seller.

To induce Purchaser to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller represents and warrants to Purchaser as of the Effective Date and as of the Closing Date, except where specific reference is made to another date or dates, in which case the other date or dates will apply, that:

(a)           There are no actions, suits or proceedings pending or, to the best knowledge and belief of Seller, threatened or asserted against Seller affecting any portion of the Property, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign;

(b)           Seller has not received any notices of any condemnation actions, special assessments or increases in the asserted valuation of taxes or other impositions of any nature which are pending or being contemplated with respect to the Property or any portion thereof;

(c)           Except as to the Permitted Exceptions, there are no liens or security interests against the Land, the Improvements or against any other portion of the Property (which will not be paid on or before Closing), nor are there any actions pending which would result in the creation of any lien for any Improvements, and Seller shall not create or voluntarily permit to be created any liens, easements or other conditions affecting any portion of the Property without the prior written consent of Purchaser. At the Closing, there will be no unpaid bills or claims in connection with any construction or repair of the Improvements or other work performed or material purchased in connection with the Improvements;

(d)           Seller has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement, and by proper corporate action has duly authorized the execution and delivery of this Agreement and the consummation of the transaction herein contemplated;

(e)           This Agreement is a valid obligation of Seller and is binding upon Seller in accordance with its terms;

(f)           Seller is the owner of good and indefeasible fee simple title to the Property, free and clear of any liens, deeds of trust, pledges, security interests, leases, charges, encumbrances or restrictions of any kind, except as will be shown in the Title Commitment to be provided in accordance with this Agreement (which liens, deeds of trust, and security interests will be released at Closing as a condition precedent to Closing);

(g)           Seller has paid all taxes, charges and assessments (special or otherwise) required to be paid to any taxing authority which could in any way now or hereafter constitute a lien against the Property or any part thereof (except for taxes and assessments payable during the current year). Seller has not received any notice from any taxing authority or governmental agency asserting that Seller has failed to file or has improperly filed any tax return or report required to be filed by it, or that it has not paid all taxes, charges or assessments now owing by it (except current taxes and assessments not yet delinquent) which could in any way now or hereafter constitute a lien against the Property or any part thereof; and no action or proceeding is now pending by a governmental agency or authority for the assessment or collection of such taxes, charges or assessments against Seller; and

(h)           Neither the execution nor delivery of this Agreement by Seller will result in a violation or breach of any term or provision or constitute a default under any agreement to which Seller is a party.

ARTICLE IV

THE CLOSING

4.1           The Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of the Title Agent within fifteen (15) days after the expiration of the Inspection Period, but not later then July 31, 2007 (the “Closing Date”).

4.2           Seller’s Obligations at the Closing. Seller shall deliver or cause to be delivered to Purchaser the following items at the Closing (or by such earlier date as specifically stated):

(a)
Special Warranty Deed (the “Deed”), in the form attached hereto as Exhibit “B” executed by Seller, conveying marketable title to the Land and Improvements to Purchaser, subject to the Permitted Exceptions,

(b)	Certificate of non-foreign status (the “Certificate of Nonforeign Status”), in the form attached hereto as Exhibit “C.”

(c)
Owner Policy of Title Insurance (the “Owner Title Policy” ) issued by the Title Company, insuring good and indefeasible title to the Property in Purchaser in a face amount equal to the Purchase Price, and containing no exceptions other than the Permitted Exceptions. Purchaser may request and obtain deletion of the survey exception save “shortages in area” at its sole cost and expense. Seller agrees to take all reasonable actions that may be required by the Title Company as a condition to issuing the Owner Title Policy including, but not limited to, providing aSeller’s affidavit attesting that, to the best of Seller’s knowledge: (a) no individual or entity has any claim against the Property under the applicable contractor’s lien laws; and (b) except for Seller, no individual or entity is either in possession of the Property or has a possessory interest or claim in the Property.

(d)	Possession of Property, together with all keys and electronic pass cards or devices to all entrance doors to the Property, to the extent in Seller’s possession.

(e)	Such evidence of the authority of Seller to consummate the Closing as the title Company and Purchaser may reasonably require.

(f)	Such other documents as the Title Agent, Title Company or Purchaser may reasonably request.

(g)	Any and all documents which shall be necessary to complete the satisfaction of the Title Requirements set forth in Schedule C of the Commitment

(h)	Current real estate ad valorem tax statements covering the Land and Improvements, if available and if not previously furnished, and tax certificates for the previous year.

4.3           Purchaser’s Obligations at the Closing. Purchaser shall deliver or cause to be delivered to Seller the following items at the Closing:

(a)	The Purchase Price required by Section 1.2 above, by delivery to Seller of cash or immediately available wire transferred funds.

(b)	Such evidence of the authority of Purchaser to consummate the Closing as the Title Agent, Title Company and Seller may reasonably require.

4.4           Closing Costs. Seller shall pay the basic premium for the Title Policy (Texas form T-l), the fee for preparation and recording the Deed, and fifty percent (50%) of all other escrow and closing costs. Purchaser shall pay any documentary transfer tax and sales taxes due in connection with the consummation of the transaction contemplated herein, all costs and expenses incurred in connection with obtaining any financing for the purchase of the Property, including title, escrow, documentation and appraisal costs relating thereto, and any lender’s policy of title insurance, the cost of any title endorsements including the survey endorsement, and fifty percent (50%) of all other escrow and closing costs.

4.5           Prorations. At the Closing, the following items of revenue and expense shall be adjusted and apportioned in cash as of 11:59 p.m. on the day preceding the Closing Date (the “Adjustment Date”):

(a)
Real estate and other ad valorem taxes, assessments, personal property or use taxes and sewer charges, on the basis of the fiscal year for which such taxes or charges are assessed. If the actual ad valorem taxes are not available on the Closing Date for the tax year in which the Adjustment Date occurs, the proration of such taxes at the Closing shall be estimated based upon the most current information available to the parties, including information disclosed by the local tax office or other public information. “When actual figures are published or otherwise become available, Seller and Purchaser shall make such further adjustment as necessary to cause the proration to be accurate as of the Closing Date. Purchaser acknowledges that Seller may currently be appealing the valuation of the Property and agrees that Seller shall be entitled, at Seller’s cost and expense, to pursue such appeal to completion and to receive (i) any tax refunds for years prior to the year of the Closing, and (ii) a pro rata share of any tax refund for the year of the Closing, which pro rata share shall be calculated by multiplying the amount of the tax refund by the number of days in the year of the Closing that have elapsed prior to the Closing and dividing such product by 365. Further, with respect to any such appeal, if any tax refund creates an obligation to reimburse any tenants for any rents paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Tenant Lease to such tenant) shall be paid to Purchaser and Purchaser shall disburse the same to such tenant.

(c)
All costs and expenses of operating the Property shall be determined to the Adjustment Date and paid by the Seller. If invoices for any of such charges, expenses or income figures to the Adjustment Date are unavailable on the Closing Date, a readjustment of these items will be made when such information becomes available.

(d)
No provision has been made for the proration of water charges, fuel charges or utility charges (including, without limitation, telephone, gas and electricity) as Seller shall terminate its account (but not the service itself) with the providers of all such services as of the Adjustment Date and the Purchaser shall, prior to the Closing Date, make application to the providers of such services for the continuation of such services in the name of Purchaser or its designee. It is anticipated that in connection with all such services, the meters will be read on or about the Adjustment Date and the Seller shall be responsible for paying the bills for such services accruing prior to the Adjustment Date and the Purchaser shall be responsible for the payment of all such accounts accruing on or after the Adjustment Date. If any such accounts are not handled in this matter, they shall be prorated as of the Adjustment Date in the manner described in Section 4.5(a) above. Seller shall be entitled to receive and retain all refundable cash or other deposits posted with utility companies serving the Property.

4.6           Lease. At Closing, Seller shall have the right to lease all improvements in accordance with the lease attached hereto marked Exhibit “E” and made a part hereof for all intents and purposes.

ARTICLE V

DAMAGE OR CONDEMNATION PRIOR TO THE CLOSING

5.1           Damage. If, at any time after the Effective Date and on or before the Closing Date, all or any portion of the Property is damages, destroyed or rendered inoperative (collectively, the “Damage”), by fire, flood, natural elements or other causes, Seller shall promptly notify Purchaser of such Damage and then the following shall apply:

(a)
If the damage is not Material (hereinafter defined), Purchaser shall proceed to close and purchase the Property as diminished by such Damage, subject to a reduction in the Purchase Price equal to the full estimated cost of repairing or restoring the Damage.

(b)
If the Damage is Material, then Purchaser, at its sole option, may elect either (i) to terminate this Agreement by written notice to Seller given at or prior to the Closing;, whereupon the Title Agent shall immediately return the Earnest Money to Purchaser and, upon Purchaser’s receipt thereof, neither party hereto shall have any further rights against, or obligations to, the other under this Agreement; or (ii) to agree to close and deduct from the Purchase Price the full estimated cost of repairing or restoring the Damage.

(c)
If the Damage is covered by insurance, the purchaser shall have the right to elect to close the purchase of the Property in its condition (with respect to the Damage covered by insurance) on the Closing Date and to receive a credit against the Purchase Price in the amount of any deductible, and take an assignment of the insurance proceeds, in which event Seller shall assign such insurance proceeds to the Purchaser, remit to Purchase any insurance proceeds received by Seller and shall permit Purchaser to conduct any remaining settlement or other negotiations with the insurer as to the amount of proceeds payable on account of the Damage.

(d)
For the purposes of this Section 5.1, Damage shall be deemed to be “Material” if the cost of repairing the Damage equals or exceeds the Purchase Price. The cost of repairing the Damage shall be determined in the following manner: Within 10 days after the Damage occurs, each party shall designate an engineering firm to act on its behalf, and the firms designated shall promptly consult with each other in an attempt to mutually agree upon the cost of repairing the Damage. If the firms cannot agree on the cost within the 10-day period after they have both been designated, they shall, within five days after such 10-day period, designate a third engineering firm, which. shall be instructed to determine the cost of repairing the Damage within 10 days after its designation. The cost of repairing the Damage as determined by the third engineering firm shall be conclusive.

5.2           Condemnation. After the Effective Date, in the event of a taking or threatened taking by condemnation or similar proceedings or actions of all the Property, or any portion of the Property, Purchaser shall have the option to terminate this Agreement upon written notice to Seller within five (5) business days after Purchaser receives notice of such taking or of such threatened taking, and upon receipt of such notice Seller shall promptly refund the Earnest Money to Purchaser. If Purchaser does not exercise its option under the immediately preceding sentence of this Section to terminate this Agreement, then the Agreement shall remain in full force and effect and Seller shall assign or pay to Purchaser at Closing, Seller’s entire interest in and to any and all condemnation awards or proceeds from any such proceedings or actions in lieu thereof.

ARTICLE VI

DEFAULTS

6.1           Default by Seller. In the event Purchaser is ready, willing and able to deliver all required items and close at the appointed time as provided herein, Seller defaults in its obligations to sell the Property, Purchaser shall be entitled, as its sole and exclusive remedy, to the return of the Earnest Money and reimbursement from Seller to Purchaser of its actual out-of-pocket expenses incurred in connection with this transaction, which return and payment shall operate to terminate this Agreement and release Seller from any and all duties, obligations and liability hereunder.

6.2           Default by Purchaser. In the event Seller is ready, willing and able to deliver all required items and close at the appointed time as provided herein and Purchaser defaults in its obligations to purchase the Property, Seller may, as its sole and exclusive remedy for such breach, terminate this Agreement by written notice to Purchaser and the Title Agent, and upon any such termination the Title Agent shall immediately deliver the Earnest Money to Seller as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. Seller expressly waives its right to specific performance or damages against Purchaser.

ARTICLE VII

MISCELLANEOUS

7.1           Notices. Any notice, request, demand, instruction or other communication to be given to either party hereunder, shall be in writing and shall either be (i) hand-delivered; (ii) sent by recognized overnight mail service, or (iii)sent by confirmed telephone facsimile transmission to Seller, Seller’s attorney, Purchaser and Purchaser’s attorney, at their respective addresses set forth below. Notice shall be deemed to have been given upon receipt or refusal of delivery of said notice. The addressees and addresses for purposes of this paragraph may be changed by giving notice. Unless and until such written notice is received the last addressee and address stated herein shall be deemed to continue in effect for purposes hereunder. Such notices shall be given to the parties hereto at the following addresses or, if given by facsimile transmission over the telephone, at the following FAX numbers:

If to Seller, to:	Standard Motor Products, Inc.	cc: William D. Hayward
	37-18 Northern Blvd.	Hiersche, Hayward, Drakeley, &Urbach
	Long Island City, NY 11101	15303 Dallas Pkwy, Suite 700
	Telephone: 718-392-0200	Addison, Texas 75001
	Telecopier: 718-784-3284	Telephone: 972-701-7004
Telecopier: 972-701-8765

If to Purchaser, to:	Jon Thompson	cc: William M. Warren
	The Leather Factory, L.P.	Loe, Warren, Rosenfield, Kaitcer, Hibbs& Windsor, P.C.
	P.O. Box 50429	P.O. Box 100609
	Fort Worth, Texas 76105	4420 W. Vickery Blvd.
	Telephone: 817-496-4414	Fort Worth, Texas 76185-0609
	Telecopier: 817-496-9806	Telephone: 817-377-0060
Telecopier: 817-377-1120

7.2           Brokerage Fees and Commissions. Conditioned upon the actual consummation of the sale contemplated hereby, Seller agrees to pay commission to Trey Fricke, Lee & Associates, 5050 Quorum Dr., Suite 460, Dallas, Texas 75254 (“Broker”) pursuant to separate Brokerage Agreement executed between Seller and Broker, and Seller agree to pay commission of three percent (3%) to The Staubach Company, 201 Main Street, Suite 1810, Fort Worth, Texas, 76102. If the sale contemplated hereby is not actually consummated for any reason, including the default of either or both parties, no commission shall be payable.

7.3           Entire Agreement. This Agreement embodies and constitutes the entire understanding between the parties hereto with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

7.4           Modification. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except as provided herein or by an instrument in writing, signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

7.5           Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

7.6           Headings. Descriptive headings are used in this Agreement for convenience only and shall not control, limit, amplify or otherwise modify or affect the meaning or construction of any provision of this Agreement.

7.7           Binding Effect. Subject to the provisions of Section 7.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.8           Assignment. Purchaser shall not assign this Agreement, in whole or in part, without Seller’s written consent. Any such assignment shall be null and void.

7.9           Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a fall performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those, if any, which are herein specifically stated to survive Closing.

7.10           Time of Essence. Time is of the essence of this Agreement and of each covenant and agreement that is to be performed at a particular time or within a particular period of time. However, if the final date of any period which is set out in any provision of this Agreement or the Closing Date falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, then the time of such period or the Closing Date, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday.

7.11           Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

7.12           Disclaimers.

(a)           AS A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT AND TO SELL THE PROPERTY TO PURCHASER, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT;   (i) PURCHASER IS PURCHASING THE PROPERTY IN “AS IS, WHERE IS CONDITION, WITH ALL FAULTS”; (ii) PURCHASER IS PURCHASING THE PROPERTY SUBJECT TO ALL EXISTING LAWS,  STATUTES, ORDINANCES, CODES, RULES AND REGULATIONS, AND PURCHASER SHALL BE RESPONSIBLE FOR THE PAYMENT OF ALL CONNECTION CHARGES, PRO RATA FEES, DEVELOPER LIABILITY PAYMENTS AND LIKE CHARGES, FEES AND PAYMENTS REQUIRED IN CONNECTION WITH THE UTILIZATION OF UTILITIES, ROADS OR OTHER SIMILAR IMPROVEMENTS TO SERVE THE PROPERTY AND/OR ANY IMPROVEMENTS EXISTING OR HEREAFTER CONSTRUCTED OR PLACED THEREON; (HI) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE DEED, NEITHER SELLER NOR ANY PARTY REPRESENTING SELLER HAS MADE ANY WARRANTY OR REPRESENTATION TO PURCHASER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS CONCERNING HABITABILITY, SUITABILITY, MERCHANTABILITY, WORKMANSHIP, ENVIRONMENTAL CONDITIONS, INCOME TO BE DERIVED FROM THE PROPERTY, EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, ZONING, BUILDING CODE, PLATTING, SUBDIVISION, ACCESS, AVAILABILITY OF UTILITIES OR COMPLIANCE WITH ANY LAWS, STATUTES, ORDINANCES, CODES, RULES OR REGULATIONS; AND (IV) EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE DEED, PURCHASER WILL NOT RELY ON ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF SELLER OR ANY PARTY REPRESENTING SELLER BUT INSTEAD WILL RELY ON PURCHASER’S AND ANY CONSULTANT(S)’ INSPECTIONS, TESTS, SURVEYS, PROCEDURES AND INVESTIGATIONS OF THE PROPERTY.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY REPORTS, AUDITS, ASSESSMENTS, STUDIES  OR OTHER INFORMATION WITH RESPECT OR PERTAINING TO THE PROPERTY  FURNISHED TO PURCHASER BY SELLER  (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL REPORTS AND ANY ENGINEERING REPORTS) OR BY ANY PARTY REPRESENTING SELLER HAVE BEEN PROVIDED BY SELLER TO PURCHASER WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESS  OR IMPLIED, ORAL OR WRITTEN, CONCERNING THE ADEQUACY OR THE ACCURACY THEREOF AND THAT PURCHASER WILL NOT RELY THEREON BUT INSTEAD WILL RELY ON PURCHASER’S OR ON THE APPLICABLE CONSULTANT(S)’ INVESTIGATIONS OF THE PROPERTY TO DETERMINE WHETHER THE PROPERTY IS IN A CONDITION . SATISFACTORY TO PURCHASER AND WHETHER THE PROPERTY IS SUITABLE FOR PURCHASER’S INTENDED USE. The deed conveying the property to Purchaser at Closing shall contain a provision substantially identical to that which is set forth above.

(b)          IF THIS AGREEMENT IS CLOSED, AS A MATERIAL INDUCEMENT TO SELLER TO SELL THE PROPERTY TO PURCHASER, PURCHASER AGREES THAT: (i) PURCHASER IS EXPRESSLY ASSUMING ALL RISKS, DUTIES AND OBLIGATIONS ARISING OR RESULTING FROM THE EXISTENCE OF ANY ADVERSE CONDITION IN, ON, UNDER OR ABOUT THE PROPERTY; AND (ii) EXCEPT IN THE INSTANCE OF FRAUD, PURCHASER HEREBY RELEASES SELLER AND SELLER’S EMPLOYEES, AGENTS AND CONTRACTORS FROM ALL RESPONSIBILITY AND LIABILITY FOR ANY AND ALL COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES, ATTORNEYS’ DISBURSEMENTS AND COURT COSTS), DAMAGES, LOSSES, CLAIMS, CAUSES OF ACTION, LIABILITIES, LIENS, ENCUMBRANCES, PENALTIES, FINES AND CHARGES, REGARDLESS OF WHETHER ANY OF SUCH CLAIMS, CAUSES OF ACTIONS OR OTHER MATTERS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED OR ACTUAL NEGLIGENCE OR STRICT LIABILITY OF SELLER OR SELLER’S EMPLOYEES, AGENTS AND CONTRACTORS, ARISING OR RESULTING FROM OR PERTAINING IN ANY WAY TO THE CONDITION, VALUATION OR UTILITY OF THE PROPERTY OTHER THAN THOSE (IF ANY) ARISING OUT OF ANY OF THE WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT BEING INCORRECT.

PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 7.12 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

7.13           No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

7.14           Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

7.15           Cross Indemnification. Anything to the contrary herein notwithstanding, Seller shall defend, indemnify and hold harmless Purchaser from all loss, expense (including reasonable counsel fees), damage and liability resulting from (a) claims of mechanics and materialmen based on work performed on or at the Property prior to the Closing, and (b) tort claims (including, without limitation, for bodily injury, wrongful death or property damage) against Purchaser or the Property based on causes of action which arose or accrued prior to the Closing, and (c) contract claims arising by, through, or under Seller, by tenants, employees, contractors, or utility companies, with respect to matters that occurred or obligations which accrued prior to the Closing. Except as otherwise expressly provided in this Agreement, including any express waivers by Seller, Purchaser shall defend, indemnify and hold harmless Seller from all loss, expense (including reasonable counsel fees), damage and liability resulting from (a) claims of mechanics and materialmen based on work performed on or at the Property on or subsequent to the Closing, and (b) tort claims (including, without limitation, for bodily injury, wrongful death or property damage) against Seller based on causes of action which arose or accrued on or subsequent to the Closing, and (c) contract claims arising by, through or under Purchaser, by tenants, employees, contractors, or utility companies, with respect to matters that occurred or obligations which accrued on or subsequent to the Closing. The indemnification obligations of Purchaser and Seller, as set forth under this Section 7.14 shall survive the Closing or any termination of this Agreement.

7.16           Further Assurances. Each party shall, when requested by the other party hereto, cause to be executed, acknowledged and delivered such further instruments and documents as may be necessary and proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement; provided, however this Section 7.15 shall not be construed to increase the economic obligations or liabilities of either party hereto.

7.17           Non-Disclosure. Except to the extent required by law, reasonably necessary for Purchaser to obtain financing for the transaction, or either party’s consultation with its professionals in order to comply with the terms of this Agreement, neither party will, without the prior written consent of the other party, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclosure or to permit the disclosure of the existence of discussions regarding a possible transaction among the parties or any of the terms, conditions, or other aspects of the transaction among the parties or any of the terms, conditions, or other aspects of the transaction proposed in this Agreement. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made.

7.18           Multiple Counterparts. This Agreement maybe executed in a number of identical counterparts, each of which for all purposes is deemed original, and all of which constitute collectively one agreement. For purposes of this Agreement, facsimile signatures shall be deemed originals. Notwithstanding any other provisions of this Agreement, the parties hereto agree that the execution of this Agreement and any amendments hereto may be conducted by electronic means as provided by the Uniform Electronic Transactions Act as enacted in the State of Texas.

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IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement to be effective as of the Effective Date.

SELLER:

STANDARD MOTOR PRODUCTS, INC.

By:	/s/ Robert H. Martin
Name:	ROBERT H. MARTIN
Title:	TREASURER

BUYER:

THE LEATHER FACTORY, L.P.,
a Texas limited partnership

By The Leather Factory, Inc.,
A Nevada corporation
General Partner

By:	/s/ Ron C. Morgan
Name:	Ron C. Morgan
Title:	President